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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                             LASER POWER CORPORATION
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   51806K 10 4
                                 (CUSIP Number)


                                       NA
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

Check the following box if a fee is being paid with this statement [ ]. A fee is not required only if the filing person (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

The information required in the remainder of this cover page shall not be deemed to be "Filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that Section of the Act, but shall be subject to all other provisions of the Act. (however, see the Notes).

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CUSIP NO. 51806K 10 4
Form 13G
Page 2 of 4


-------------------------------------------------------------------------------
   1.     NAME OF REPORTING PERSON (SS OR IRS IDENTIFICATION NUMBER OF PERSON)

          Proxima Corporation -- EIN 95-3740880
-------------------------------------------------------------------------------
   2.     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP:

          N/A
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   3.     [SEC USE ONLY]

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   4.     CITIZENSHIP OR PLACE OF ORGANIZATION:

          Delaware
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                        5.     SOLE VOTING POWER:
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER:
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER:
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER:
                               -0-
-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

          -0-
-------------------------------------------------------------------------------
  10.     CHECK BOX IF AGGREGATE AMOUNT IN BOX (9) EXCLUDES CERTAIN
          SHARES*:                                                           [ ]
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  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

          -0-%
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  12.     TYPE OF REPORTING PERSON*:

          CO
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CUSIP NO. 51806K 10 4
Form 13G
Page 3 of 4


Item 1.  Issuer:
         a. Laser Power Corporation
         b. 12777 High Bluff Drive, San Diego, CA 92130

Item 2.  Person Filing:
         a.  Proxima Corporation
         b.  9440 Carroll Park Drive, San Diego, CA 92121
         c.  NA

Item 2d. Title of Class of Securities:
         Common Stock

Item 2e. CUSIP Number:
         51806K 10 4

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

         a. ___ Broker or Dealer registered under Section 15 of the Act;
         b. ___ Bank as defined in Section 3(a)(6) of the Act;
         c. ___ Insurance Company as defined in Section 3(a)(19) of the Act;
         d. ___ Investment Company registered under Section 8 of the Investment Company Act;
         e. ___ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940;
         f. ___ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
         g. ___ Parent Holding Company in accordance with Sec. 240.13d-1(b)(1)(ii)(G);
         h. ___ Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H).

         N/A

Item 4.  Ownership:

         a.  Amount beneficially owned as of December 31, 1999: -0-
         b.  Percent of Class: -0-
         c.  Number of shares as to which such person has:
                 i.   Sole power to vote or direct the vote: -0-
                 ii.  Shared power to vote or to direct the vote: -0-
                 iii. Sole power to dispose or to direct disposition of: -0-
                 iv.  Shared power to dispose or to direct disposition of: -0-

Item 5.  Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         NA

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
         NA

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CUSIP NO. 51806K 10 4
Form 13G
Page 4 of 4


Item 8.  Identification and Classification of Members of the Group:
         NA

Item 9.  Notice of Dissolution of Group:
         NA

Item 10. Certification:
         NA


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 10, 2000.

                                        PROXIMA CORPORATION


                                        BY /s/ THOMAS D. KAMPFER
                                           -------------------------------------
                                           Thomas D. Kampfer,  Secretary